ALLIANCEBERNSTEIN HIGH INCOME FUND,
INC.
811-08188
		Exhibit 77Q1


AGREEMENT AND PLAN OF ACQUISITION AND
LIQUIDATION
BETWEEN ALLIANCEBERNSTEIN HIGH YIELD FUND, INC.
AND ALLIANCEBERNSTEIN EMERGING MARKET DEBT
FUND, INC.

As of
August 15, 2007

     This Agreement and Plan of Acquisition and Liquidation (the
?Acquisition Plan?) is made as of this 15th day of August, 2007, by and between AllianceBernstein Emerging Market Debt Fund, Inc.
(?Acquiring Fund?), a Maryland corporation, and AllianceBernstein
High Yield Fund, Inc. (the ?Acquired Fund?), a Maryland corporation.

     WHEREAS, Acquiring Fund and the Acquired Fund are open-end management investment companies registered with the Securities and Exchange Commission (the ?SEC?) under the Investment
Company Act of 1940, as amended (the ?1940 Act?);

     WHEREAS, the parties desire that the Acquired Fund transfer all of the assets attributable to its Class A shares held by stockholders (?Stockholders?) in exchange for Class A shares of equal net asset value of Acquiring Fund (?Class A Acquisition Shares?), transfer all of the assets attributable to its Class B shares held by Stockholders in exchange for Class B shares of equal net asset value of Acquiring Fund (?Class B Acquisition Shares?), transfer all of the assets attributable to its Class C shares held by Stockholders in exchange for Class C shares of equal net asset value of Acquiring Fund (?Class C Acquisition
Shares?), transfer all of the assets attributable to its Advisor Class shares held by Stockholders in exchange for Advisor Class shares of equal net asset value of Acquiring Fund (?Advisor Class Acquisition Shares?), transfer all of the assets attributable to its Class R shares held by Stockholders in exchange for Class R shares of equal net asset value of Acquiring Fund (?Class R Acquisition Shares?), transfer all of the assets attributable to its Class K shares held by Stockholders in exchange for Class K shares of equal net asset value of Acquiring Fund (?Class K Acquisition Shares?), transfer all of the assets attributable to its Class I shares held by Stockholders in exchange for Class I shares of equal net asset value of Acquiring Fund (?Class I Acquisition Shares?
and together with the Class A Acquisition Shares, Class B Acquisition Shares, Class C Acquisition Shares, Advisor Class Acquisition Shares,
Class R Acquisition Shares, and Class K Acquisition Shares, the
?Acquisition Shares?) and distribute the Class A Acquisition Shares,
Class B Acquisition Shares, Class C Acquisition Shares, Advisor Class Acquisition Shares, Class R Acquisition Shares, Class K Acquisition
Shares, and Class I Acquisition Shares to Stockholders of Class A,
Class B, Class C, Advisor Class, Class R, Class K, and Class I, respectively, of the Acquired Fund (the ?Acquisition?); and

     WHEREAS, the parties intend that the Acquisition qualify as a ?reorganization? within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the ?Code?), and any successor provisions, and that with respect to the Acquisition, Acquiring Fund and the Acquired Fund will each be a ?party to a reorganization? within the meaning of Section 368(b) of the Code;

     Now, therefore, Acquiring Fund and the Acquired Fund agree as follows:

1.	Definitions

     In addition to the terms elsewhere defined herein, each of the following terms shall have the meaning indicated for that term as follows:



1934 Act
Securities Exchange Act of 1934, as amended


1933 Act
Securities Act of 1933, as amended.


Assets
All assets of any kind and all interests, rights, privileges and powers of or attributable to the Acquired Fund or its shares, as appropriate, whether or not determinable at the appropriate Effective Time and wherever located, including, without limitation, all cash, cash equivalents, securities, claims (whether absolute or contingent, known or unknown, accrued or unaccrued or conditional or unmatured), contract rights and receivables (including dividend and interest receivables) owned by the Acquired Fund or attributable to its shares and any deferred or prepaid expense, other than unamortized organizational expenses, shown as an asset on the Acquired Fund?s books.



Closing Date
Shall be on such other date following the date that Stockholders of the Acquired Fund approve the Acquisition Plan as the parties may agree.


Effective
Time
5:00 p.m. Eastern time on the Closing Date, or such other time as the parties may agree to in writing.


Financial
Statements
The audited financial statements of the relevant Fund for its most recently completed fiscal year and, if applicable, the unaudited financial statements of that Fund for its most recently completed semi-annual period.


Fund
Acquiring Fund and/or the Acquired Fund, as the case may be.


Liabilities
All liabilities, expenses and obligations of any kind whatsoever of the Acquired Fund, whether known or unknown, accrued or unaccrued, absolute or contingent or conditional or unmatured.


N-14
Registratio
n
Statement
The Registration Statement of Acquiring Fund on Form
N-14 under the 1940 Act that will register the Acquisition Shares to be issued in the Acquisition and will include the proxy materials necessary for the Stockholders of the Acquired Fund to approve the Acquisition.


Valuation
Time
The close of regular session trading on the New York
Stock Exchange (?NYSE?) on the Closing Date, when for purposes of the Acquisition Plan, Acquiring Fund determines its net asset value per Acquisition Share and the Acquired Fund determines the net value of the Assets.


NAV
A Fund?s net asset value is calculated by valuing and totaling assets and then subtracting liabilities and then dividing the balance by the number of shares that are outstanding.

2.	Regulatory Filings

     Acquiring Fund shall promptly prepare and file the N-14
Registration Statement with the SEC, and Acquiring Fund and the Acquired Fund also shall make any other required or appropriate filings with respect to the actions contemplated hereby.

3.	Stockholder Action

     As soon as practicable after the effective date of the N-14 Registration Statement, the Acquired Fund shall hold a Stockholders meeting to consider and approve the Acquisition and this Acquisition Plan and such other matters as the Board of Directors may determine. Such approval by the Stockholders of the Acquired Fund shall, to the extent necessary to permit the consummation of the transactions contemplated herein without violating any investment objective, policy or restriction of the Acquired Fund, be deemed to constitute approval by the Stockholders of a temporary amendment of any investment objective, policy or restriction that would otherwise be inconsistent with or violated upon the consummation of such transactions solely for the purpose of consummating such transactions.

4.	Transfer of the Acquired Fund?s Assets

     Acquiring Fund and the Acquired Fund shall take the following steps with respect to the Acquisition, as applicable:

(a)	On or prior to the Closing Date, the Acquired Fund shall
pay or provide for the payment of all of the Liabilities, expenses, costs and charges of or attributable to the Acquired Fund that are known to the Acquired Fund and that are due and payable prior to or as of the Closing Date.

(b)	Prior to the Effective Time, except to the extent prohibited by Rule 19b-1 under the 1940 Act, the Acquired Fund will declare to Acquired Fund Stockholders of record a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing (i) all the excess of (A) Acquired Fund?s investment income excludable from gross income under Section 103(a) of the Code over (B) Acquired Fund?s deductions disallowed under Sections 265 and 171(a)(2) of the Code, (ii) all of Acquired Fund?s investment company taxable income (as defined in Code Section 852), (computed in each case without regard to any deduction for dividends paid), and
(iii) all of Acquired Fund?s net realized capital gain (as defined in Code Section 1222), if any (after reduction for any capital loss carryover), in each case for both the taxable year ending on September 30, 2007, and for the short taxable year beginning on October 1, 2007 and ending on the Closing Date. Such dividends will be declared and paid to ensure continued qualification of the Acquired Fund as a ?regulated investment company? for tax purposes and to eliminate fund-level tax.

(c)	At the Effective Time, pursuant to Articles of Transfer
accepted for record by the State Department of Assessments and Taxation of Maryland (the ?SDAT?), the
Acquired Fund shall assign, transfer, deliver and convey the Assets to Acquiring Fund, subject to the Liabilities. Acquiring Fund shall then accept the Assets and assume the Liabilities such that at and after the Effective Time
(i) the Assets at or after the Effective Time shall become and be assets of Acquiring Fund, and (ii) the Liabilities at the Effective Time shall attach to Acquiring Fund, and shall be enforceable against Acquiring Fund to the same extent as if initially incurred by Acquiring Fund.

(d)	Within a reasonable time prior to the Closing Date, the
Acquired Fund shall provide, if requested, a list of the Assets to Acquiring Fund. The Acquired Fund may sell any asset on such list prior to the Effective Time. After the Acquired Fund provides such list, the Acquired Fund will not acquire any additional securities or permit to exist any encumbrances, rights, restrictions or claims not reflected on such list, without the approval of Acquiring Fund.
Within a reasonable time after receipt of the list and prior to the Closing Date, Acquiring Fund will advise the Acquired Fund in writing of any investments shown on the list that Acquiring Fund has determined to be inconsistent with its investment objective, policies and restrictions. The Acquired Fund will dispose of any such securities prior to the Closing Date to the extent practicable and consistent with applicable legal requirements, including the Acquired Fund?s investment objectives, policies and restrictions. In addition, if Acquiring Fund determines that, as a result of the Acquisition, Acquiring Fund would own an aggregate amount of an investment that would exceed a percentage limitation applicable to Acquiring Fund, Acquiring Fund will advise the Acquired Fund in writing of any such limitation and the Acquired Fund shall dispose of a sufficient amount of such investment as may be necessary to avoid the limitation as of the Effective Time, to the extent practicable and consistent with applicable legal requirements, including the Acquired Fund?s investment objectives, policies and restrictions.

(e)	The Acquired Fund shall assign, transfer, deliver and
convey the Assets to Acquiring Fund at the Effective Time on the following basis:

(i)	The value of the Assets less the Liabilities of the
Acquired Fund attributable to shares of Class A held by Stockholders, shares of Class B held by Stockholders, shares of Class C held by Stockholders, shares of Advisor Class held by Stockholders, shares of Class R held by Stockholders, shares of Class K held by Stockholders, and shares of Class I held by Stockholders, determined as of the Valuation Time, shall be divided by the then NAV of one Class A, Class B, Class C, Advisor Class, Class R, Class K or Class I Acquisition Share, as applicable, and, in exchange for the transfer of the Assets, Acquiring
Fund shall simultaneously issue and deliver to the Acquired Fund the number of Class A, Class B,
Class C, Advisor Class, Class R, Class K, and Class
I Acquisition Shares so determined, rounded to the second decimal place or such other decimal place as the parties may agree to in writing;

(ii)	The NAV of Class A, Class B, Class C, Advisor
Class, Class R, Class K, and Class I Acquisition
Shares to be delivered to the Acquired Fund shall be determined as of the Valuation Time in accordance with Acquiring Fund?s then applicable valuation procedures, and the net value of the Assets to be conveyed to Acquiring Fund shall be determined as of the Valuation Time in accordance with the then applicable valuation procedures of the Acquired Fund; and

(iii)	The portfolio securities of the Acquired Fund shall
be made available by the Acquired Fund to The
Bank of New York Mellon, as custodian for Acquiring Fund (the ?Custodian?), for examination no later than five business days preceding the Valuation Time. On the Closing Date, such portfolio securities and all the Acquired Fund?s cash shall be delivered by the Acquired Fund to the Custodian for the account of Acquiring Fund, such portfolio securities to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of portfolio securities held in the U.S. Treasury
Department?s book-entry system or by The
Depository Trust Company, Participants Trust
Company or other third party depositories, by transfer to the account of the Custodian in accordance with Rule 17f-4, Rule 17f-5 or Rule
17f-7, as the case may be, under the 1940 Act and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. The cash delivered shall be in the form of currency or certified or official bank checks, payable to the order of the Custodian, or shall be wired to an account pursuant to instructions provided by Acquiring Fund.

(f)	Promptly after the Closing Date, the Acquired Fund will
deliver to Acquiring Fund a Statement of Assets and Liabilities of the Acquired Fund as of the Closing Date.

5.	Termination of the Acquired Fund, Registration of Acquisition
Shares and Access to Records

     The Acquired Fund and Acquiring Fund also shall take the following steps, as applicable:

(a)	At or as soon as reasonably practical after the Effective
Time, the Acquired Fund shall terminate by transferring pro rata to its Stockholders of Class A of record Class A Acquisition Shares received by the Acquired Fund pursuant to Section 4(e)(i) of this Acquisition Plan; to its Stockholders of Class B of record Class B Acquisition
Shares received by the Acquired Fund pursuant to
Section 4(e)(i) of this Acquisition Plan; to its Stockholders of Class C of record Class C Acquisition Shares received by the Acquired Fund pursuant to Section 4(e)(i) of this Acquisition Plan; to its Stockholders of Advisor Class of record Advisor Class Acquisition Shares received by the Acquired Fund pursuant to Section 4(e)(i) of this Acquisition Plan; to its Stockholders of Class R of record
Class R Acquisition Shares received by the Acquired Fund pursuant to Section 4(e)(i) of this Acquisition Plan; to its Stockholders of Class K of record Class K Acquisition
Shares received by the Acquired Fund pursuant to
Section 4(e)(i) of this Acquisition Plan; and to its Stockholders of Class I of record Class I Acquisition
Shares received by the Acquired Fund pursuant to
Section 4(e)(i) of this Acquisition Plan. Acquiring Fund shall establish accounts on its share records and note on such accounts the names of the former Acquired Fund
Stockholders and the types and amounts of Acquiring Fund shares that former Acquired Fund Stockholders are due based on their respective holdings of shares of the Acquired Fund as of the close of business on the Closing
Date. Fractional Acquiring Fund shares shall be carried to the second decimal place. Acquiring Fund shall not issue certificates representing Acquiring Fund shares in connection with such exchange. All issued and outstanding shares in connection with such exchange will be simultaneously cancelled on the books of the Acquired
Fund. Ownership of Acquiring Fund?s shares will be shown on the books of Acquiring Fund?s transfer agent.

  	Following distribution by the Acquired Fund to its Stockholders of all Acquisition Shares delivered to the Acquired Fund, the Acquired Fund shall wind up its affairs and shall take all steps as are necessary and proper to terminate as soon as is reasonably possible after the Effective Time.

(b)	At and after the Closing Date, the Acquired Fund shall
provide Acquiring Fund and its transfer agent with immediate access to: (i) all records containing the names, addresses and taxpayer identification numbers of all of the Acquired Fund?s Stockholders and the number and percentage ownership of the outstanding shares of the Acquired Fund owned by Stockholders as of the Effective
Time, and (ii) all original documentation (including all applicable Internal Revenue Service forms, certificates, certifications and correspondence) relating to the Acquired Fund Stockholders? taxpayer identification numbers and their liability for or exemption from back-up withholding.
The Acquired Fund shall preserve and maintain, or shall direct its service providers to preserve and maintain, records with respect to the Acquired Fund as required by
Section 31 of, and Rules 31a-1 and 31a-2 under, the 1940
Act.

6.	Certain Representations and Warranties of the Acquired Fund

     The Acquired Fund represents and warrants to Acquiring Fund as follows:

(a)	The Acquired Fund is a corporation duly incorporated,
validly existing and in good standing under the laws of the State of Maryland. The Acquired Fund is registered with the SEC as an open-end management investment company under the 1940 Act and such registrations will be in full force and effect as of the Effective Time.

(b)	The Acquired Fund has the power and all necessary
federal, state and local qualifications and authorizations to own all of the Assets, to carry on its business, to enter into this Acquisition Plan and to consummate the transactions contemplated herein.

(c)	The Board of Directors of the Acquired Fund has duly
authorized the execution and delivery of this Acquisition Plan and the transactions contemplated herein. Duly authorized officers of the Acquired Fund have executed and delivered this Acquisition Plan. This Acquisition Plan represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors? rights and to general equity principles. The execution and delivery of this Acquisition Plan does not, and, subject to the approval of Stockholders referred to in Section 3 hereof, the consummation of the transactions contemplated by this Acquisition Plan will not, violate the Acquired Fund?s Charter, its Bylaws or any material agreement to which the Acquired Fund is subject. Except for the approval of its Stockholders, the Acquired Fund does not need to take any other action to authorize its officers to effectuate this Acquisition Plan and the transactions contemplated herein.

(d)	The Acquired Fund has qualified as a regulated investment
company under Part I of Subchapter M of Subtitle A,
Chapter 1, of the Code, in respect of each taxable year since the commencement of its operations and intends to continue to qualify as a regulated investment company for its taxable year ending upon its liquidation.

(e)	The information pertaining to the Acquired Fund included
within the N-14 Registration Statement when filed with the SEC, when Part A of the N-14 Registration Statement is distributed to Stockholders, at the time of the Stockholder meeting of the Acquired Fund for approval of the Acquisition and at the Effective Time, insofar as it relates to the Acquired Fund, shall (i) comply in all material respects with the applicable provisions of the 1933 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(f)	The Acquired Fund has duly authorized and validly issued
all of its issued and outstanding shares of common stock, and all such shares are fully paid and non-assessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. There are no outstanding options, warrants or other rights to subscribe for or purchase any of the shares of the Acquired Fund, nor are there any securities convertible into shares of the Acquired Fund.

(g)	The Acquired Fund shall operate its business in the
ordinary course between the date hereof and the Effective
Time. Such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions referred to in Section 4(b) hereof.

(h)	At the Effective Time, the Acquired Fund will have good
and marketable title to the Assets and full right, power and authority to assign, transfer, deliver and convey the Assets.

(i)	The Financial Statements of the Acquired Fund, a copy of
which has been previously delivered to Acquiring Fund, fairly present the financial position of the Acquired Fund as of the Acquired Fund?s most recent fiscal year-end and the results of the Acquired Fund?s operations and changes in the Acquired Fund?s net assets for the periods indicated.

(j)	To the knowledge of the Acquired Fund, the Acquired
Fund has no liabilities, whether or not determined or determinable, other than the Liabilities disclosed or provided for in its Financial Statements or Liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statement referencing
Liabilities.

(k)	To the knowledge of the Acquired Fund, except as has
been disclosed in writing to Acquiring Fund, no claims, actions, suits, investigations or proceedings of any type are pending or threatened against the Acquired Fund or any of its properties or assets or any person whom the Acquired
Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation. Subject to the foregoing, there are no facts that the Acquired Fund has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against the Acquired Fund. The Acquired Fund is not a party to nor subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect, its financial condition, results of operations, or the Assets or its ability to consummate the transactions contemplated by the Acquisition Plan.

(l)	Except for agreements entered into or granted in the
ordinary course of its business, in each case under which no material default exists, and this Acquisition Plan, the Acquired Fund is not a party to or subject to any material contract or other commitments that, if terminated, may result in material liability to the Acquired Fund or under which (whether or not terminated) any material payment for periods subsequent to the Closing Date will be due from the Acquired Fund.

(m)	The Acquired Fund has filed its federal income tax returns,
copies of which have been previously made available to Acquiring Fund, for all taxable years for which such returns are due and has paid all taxes payable pursuant to such returns. All of the Acquired Fund?s tax liabilities will have been adequately provided for on its books. No such return is currently under audit and no unpaid assessment has been asserted with respect to such returns. To the best of the Acquired Fund?s knowledge, it will not have any tax deficiency or liability asserted against it or question with respect thereto raised, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid. The
Acquired Fund will timely file its federal income tax return for each subsequent taxable year including its current taxable year.

(n)	For federal income tax purposes, the Acquired Fund
qualifies as a ?regulated investment company,? and the provisions of Sections 851 through 855 of the Code apply to the Acquired Fund for the remainder of its current taxable year beginning November 1, 2007, and will continue to apply through the Closing Date.

(o)	Since the date of the Financial Statements of the Acquired
Fund, there has been no material adverse change in its financial condition, results of operations, business, or Assets. For this purpose, negative investment performance shall not be considered a material adverse change.

(p)	The Acquired Fund?s investment operations from inception
to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in its prospectus or prospectuses and statement or statements of additional information as in effect from time to time, except as previously disclosed in writing to Acquiring Fund.

(q)	The Acquisition Shares to be issued to the Acquired Fund
pursuant to paragraph 4(e)(i) will not be acquired for the purpose of making any distribution thereof other than to the Acquired Fund Stockholders as provided in paragraph
4(e)(i).

(r)	The Acquired Fund, or its agents, (i) holds a valid Form
W-8Ben, Certificate of Foreign Status of Beneficial Owner for United States Withholding (or other appropriate series of Form W-8, as the case may be) or Form W-9, Request for Taxpayer Identification Number and Certification, for each Acquired Fund Stockholder of record, which Form
W-8 or Form W-9 can be associated with reportable payments made by the Acquired Fund to such Stockholder, and/or (ii) has otherwise timely instituted the appropriate backup withholding procedures with respect to such Stockholder as provided by Section 3406 of the Code and the regulations thereunder.

7.	Certain Representations and Warranties of Acquiring Fund

     Acquiring Fund represents and warrants to the Acquired Fund as follows:

(a)	Acquiring Fund is a corporation duly incorporated, validly
existing and in good standing under the laws of the State of Maryland. Acquiring Fund is registered with the SEC as an open-end management investment company under the 1940
Act and such registrations will be in full force and effect as of the Effective Time.

(b)	Acquiring Fund shall operate its business in the ordinary
course between the date hereof and the Effective Time.
Such ordinary course of business will include the declaration and payment of customary dividends and distributions.

(c)	Acquiring Fund has the power and all necessary federal,
state and local qualifications and authorizations to own all of its assets, to carry on its business, to enter into this Acquisition Plan and to consummate the transactions contemplated herein.

(d)	The Board of Directors of Acquiring Fund has duly
authorized execution and delivery of this Acquisition Plan and the transactions contemplated herein. Duly authorized officers of Acquiring Fund have executed and delivered the Acquisition Plan. The Acquisition Plan represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors? rights and to general equity principles. The execution and delivery of this Acquisition Plan does not, and the consummation of the transactions contemplated by this Acquisition Plan will not, violate the Charter of Acquiring Fund, its Bylaws or any material agreement to which Acquiring Fund is subject. Except for the approval of its Board, Acquiring Fund does not need to take any other action to authorize its officers to effectuate the Acquisition Plan and the transactions contemplated herein.

(e)	Acquiring Fund has qualified as a regulated investment
company under Part I of Subchapter M of Subtitle A,
Chapter 1, of the Code in respect of each taxable year since the commencement of its operations and qualifies and intends to continue to qualify as a regulated investment company for its current taxable year.

(f)	The N-14 Registration Statement, when filed with the SEC,
when Part A of the N-14 Registration Statement is distributed to Stockholders, at the time of the Stockholder meeting of the Acquired Fund for approval of the Acquisition and at the Effective Time, insofar as it relates to Acquiring Fund, shall (i) comply in all material respects with the applicable provisions of the 1933 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(g)	Acquiring Fund has duly authorized and validly issued all
issued and outstanding shares of common stock of Acquiring Fund, and all such shares are fully paid and non-assessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. Acquiring Fund has duly authorized the Class A, Class B, Class C, Advisor Class,
Class R, Class K and Class I shares of Acquiring Fund referred to in Section 4(e) hereof to be issued and delivered to the Acquired Fund as of the Effective Time. When issued and delivered, such Class A, Class B, Class C,
Advisor Class, Class R, Class K, and Class I shares of
Acquiring Fund shall be validly issued, fully paid and non-assessable, and no Stockholder of Acquiring Fund shall have any preemptive right of subscription or purchase in respect of any such share. There are no outstanding options, warrants or other rights to subscribe for or purchase any Acquisition Shares, nor are there any securities convertible into Acquisition Shares.

(h)	To the knowledge of Acquiring Fund, except as has been
disclosed in writing to the Acquired Fund, no claims, actions, suits, investigations or proceedings of any type are pending or threatened against Acquiring Fund or any of its properties or assets or any person whom Acquiring Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation. Subject to the foregoing, there are no facts that Acquiring Fund currently has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against Acquiring Fund. Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect its financial condition, results of operations, its assets or its ability to consummate the transactions contemplated by this Acquisition Plan.

(i)	Except for agreements entered into or granted in the
ordinary course of its business, in each case under which no material default exists, Acquiring Fund is not a party to or subject to any material contract, debt instrument, employee benefit plan, lease, franchise, license or permit of any kind or nature whatsoever.

(j)	Acquiring Fund has filed its federal income tax returns,
copies of which have been previously made available to the Acquired Fund, for all taxable years for which such returns are due and has paid all taxes payable pursuant to such returns. All of Acquiring Fund?s tax liabilities will have been adequately provided for on its books. No such return is currently under audit and no unpaid assessment has been asserted with respect to such returns. To the best of Acquiring Fund?s knowledge, it will not have any tax deficiency or liability asserted against it or question with respect thereto raised, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid.
Acquiring Fund will timely file its federal income tax return for each subsequent taxable year including its current taxable year.

(k)	For federal income tax purposes, Acquiring Fund qualifies
as a ?regulated investment company,? and the provisions of Sections 851 through 855 of the Code apply to Acquiring
Fund for the remainder of its current taxable year beginning November 1, 2007, and will continue to apply through the Closing Date.

(l)	The Financial Statements of Acquiring Fund, a copy of
which has been previously delivered to the Acquired Fund, fairly present the financial position of Acquiring Fund at its most recent fiscal year-end and the results of Acquiring Fund?s operations and changes in Acquiring Fund?s net assets for the period indicated.

(m)	Since the date of the Financial Statements of Acquiring
Fund, there has been no material adverse change in its financial condition, results of operations, business or assets. Negative investment performance shall not be considered a material adverse change.

(n)	Acquiring Fund?s investment operations from inception to
the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in its prospectus or prospectuses and statement or statements of additional information as in effect from time to time, except as previously disclosed in writing to the Acquired Fund.

(o)	Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such other state securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

8.	Conditions to the Obligations of Acquiring Fund and the
Acquired Fund

     The obligations of Acquiring Fund and the Acquired Fund with respect to the Acquisition shall be subject to the following conditions precedent:

(a)	The Stockholders of the Acquired Fund shall have
approved the Acquisition in the manner required by the Charter of the Acquired Fund, its Bylaws and applicable law. If Stockholders of the Acquired Fund fail to approve the Acquisition as required, that failure shall release the Funds of their obligations under this Acquisition Plan.

(b)	Acquiring Fund and the Acquired Fund shall have
delivered to the other party a certificate dated as of the Closing Date and executed in its name by its Secretary or an Assistant Secretary, in a form reasonably satisfactory to the receiving party, stating that the representations and warranties of Acquiring Fund or the Acquired Fund, as applicable, in this Acquisition Plan that apply to the Acquisition are true and correct in all material respects at and as of the Valuation Time.

(c)	Acquiring Fund and the Acquired Fund shall have
performed and complied in all material respects with each of its representations and warranties required by this Acquisition Plan to be performed or complied with by it prior to or at the Valuation Time and the Effective Time.

(d)	There has been no material adverse change in the financial
condition, results of operations, business, properties or assets of Acquiring Fund or the Acquired Fund since the date of the most recent Financial Statements. Negative investment performance shall not be considered a material adverse change.

(e)	Acquiring Fund and the Acquired Fund shall have received
an opinion of Seward & Kissel LLP reasonably satisfactory to each of them, substantially to the effect that for federal income tax purposes:

(i)	the Acquisition will constitute a ?reorganization?
within the meaning of Section 368(a) of the Code and that Acquiring Fund and the Acquired Fund will each be ?a party to a reorganization? within the meaning of Section 368(b) of the Code;

(ii)	a Stockholder of the Acquired Fund will recognize
no gain or loss on the exchange of the
Stockholder?s shares of the Acquired Fund solely for Acquisition Shares;

(iii)	neither the Acquired Fund nor Acquiring Fund will
recognize any gain or loss upon the transfer of all of the Assets to Acquiring Fund in exchange for Acquisition Shares and the assumption by Acquiring Fund of the Liabilities pursuant to this Acquisition Plan or upon the distribution of Acquisition Shares to Stockholders of the Acquired
Fund in exchange for their respective shares of the Acquired Fund;

(iv)	the holding period and tax basis of the Assets
acquired by Acquiring Fund will be the same as the holding period and tax basis that the Acquired Fund had in such Assets immediately prior to the Acquisition;

(v)	the aggregate tax basis of Acquisition Shares
received in connection with the Acquisition by each Stockholder of the Acquired Fund (including any fractional share to which the Stockholder may be entitled) will be the same as the aggregate tax basis of the shares of the Acquired Fund surrendered in exchange therefor, and increased by any gain recognized on the exchange;

(vi)	the holding period of Acquisition Shares received
in connection with the Acquisition by each Stockholder of the Acquired Fund (including any fractional share to which the Stockholder may be entitled) will include the holding period of the shares of the Acquired Fund surrendered in exchange therefor, provided that such Acquired
Fund shares constitute capital assets in the hands of the Stockholder as of the Closing Date; and

(vii)	Acquiring Fund will succeed to the capital loss
carryovers of the Acquired Fund, if any, under
Section 381 of the Code, but the use by Acquiring
Fund of any such capital loss carryovers (and of capital loss carryovers of Acquiring Fund) may be subject to limitation under Section 383 of the Code.

The opinion will be based on certain factual certifications made by officers of the Funds and will also be based on customary assumptions and subject to certain qualifications. The opinion is not a guarantee that the tax consequences of the Acquisition will be as described above.

Notwithstanding this subparagraph (e), Seward & Kissel
LLP will express no view with respect to the effect of the Acquisition on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles. Each Fund shall agree to make and provide additional factual representations to Seward & Kissel LLP with respect to the Funds that are reasonably necessary to enable Seward &
Kissel LLP to deliver the tax opinion. Notwithstanding anything in this Acquisition Plan to the contrary, neither
Fund may waive in any material respect the conditions set forth under this subparagraph (e).

(f)	The N-14 Registration Statement shall have become
effective under the 1933 Act as to the Acquisition Shares, and the SEC shall not have instituted and, to the knowledge of Acquiring Fund, is not contemplating instituting any stop order suspending the effectiveness of the N-14
Registration Statement.

(g)	No action, suit or other proceeding shall be threatened or
pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with the Acquisition.

(h)	The SEC shall not have issued any unfavorable advisory
report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the Acquisition under Section 25(c) of the 1940 Act.

(i)	Neither party shall have terminated this Acquisition Plan
with respect to the Acquisition pursuant to Section 13 of this Acquisition Plan.

9.	Conditions to the Obligations of the Acquired Fund

     The obligations of the Acquired Fund with respect to the Acquisition shall be subject to the following conditions precedent:

(a)	The Acquired Fund shall have received an opinion of
Seward & Kissel LLP, counsel to Acquiring Fund, in form and substance reasonably satisfactory to the Acquired Fund and dated as of the Closing Date, substantially to the effect that:

(i)	Acquiring Fund is a corporation duly incorporated,
validly existing and in good standing under the laws of the State of Maryland and is an open-end, management investment company registered under the 1940 Act;

(ii)	This Acquisition Plan has been duly authorized,
executed and delivered by Acquiring Fund and, assuming the N-14 Registration Statement referred to in Section 2 of this Acquisition Plan does not contain any material misstatements or omissions, and assuming due authorization, execution and delivery of this Acquisition Plan by the Acquired
Fund, represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors? rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of this Acquisition Plan and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under this Acquisition Plan is not material;

(iii)	The Class A, Class B, Class C, Advisor Class,
Class R, Class K and Class I Acquisition Shares to be delivered as provided for by this Acquisition
Plan are duly authorized and upon delivery will be validly issued, fully paid and non-assessable by Acquiring Fund;

(iv)	The execution and delivery of this Acquisition Plan
did not, and the consummation of the Acquisition will not, violate the Charter of Acquiring Fund, its Bylaws or any agreement of Acquiring Fund known to such counsel, after reasonable inquiry;
and

(v)	To the knowledge of such counsel, no consent,
approval, authorization or order of any federal or state court or administrative or regulatory agency, other than the acceptance of record of Articles of Transfer by the SDAT, is required for Acquiring
Fund to enter into this Acquisition Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of Acquiring Fund.

In rendering such opinion, Seward & Kissel LLP may
(i) rely on the opinion of Venable LLP as to matters of Maryland law to the extent set forth in such opinion,
(ii) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof, (iii) limit such opinion to applicable federal and state law, (iv) define the word ?knowledge? and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Acquisition Plan and (v) rely on certificates of officers or directors of Acquiring Fund as to factual matters.

(b)	Acquiring Fund shall have received a letter from
AllianceBernstein L.P. (the ?Adviser?) with respect to insurance matters in form and substance satisfactory to the Acquired Fund.

10.	Conditions to the Obligations of Acquiring Fund

     The obligations of Acquiring Fund with respect to the Acquisition shall be subject to the following conditions precedent:

(a)	Acquiring Fund shall have received an opinion of
Seward & Kissel LLP, counsel to the Acquired Fund, in form and substance reasonably satisfactory to Acquiring
Fund and dated as of the Closing Date, substantially to the effect that:

(i)	The Acquired Fund is a corporation duly
incorporated, validly existing and in good standing under the laws of the State of Maryland and is an open-end management investment company registered under the 1940 Act;

(ii)	This Acquisition Plan has been duly authorized,
executed and delivered by the Acquired Fund and, assuming the N-14 Registration Statement referred to in Section 2 of this Acquisition Plan does not contain any material misstatements or omissions, and assuming due authorization, execution and delivery of this Acquisition Plan by Acquiring
Fund, represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors? rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of this Acquisition Plan and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under this Acquisition Plan is not material;

(iii)	The execution and delivery of this Acquisition Plan
did not, and the consummation of the Acquisition will not, violate the Charter of the Acquired Fund, its Bylaws or any agreement of the Acquired Fund known to such counsel, after reasonable inquiry, and no approval of the Acquisition Plan by the Stockholders of Acquiring Fund is required under its Charter, Bylaws or applicable law; and

(iv)	To the knowledge of such counsel, no consent,
approval, authorization or order of any federal or state court or administrative or regulatory agency, other than the acceptance of record of Articles of Transfer by the SDAT, is required for the Acquired
Fund to enter into this Acquisition Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of the Acquired Fund.

In rendering such opinion, Seward & Kissel LLP may
(i) rely on the opinion of Venable LLP as to matters of Maryland law, (ii) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof, (iii) limit such opinion to applicable federal and state law, (iv) define the word ?knowledge? and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Acquisition Plan and (v) rely on certificates of officers or directors of the Acquired Fund as to factual matters.

(b)	Acquiring Fund shall have received a letter from the
Adviser agreeing to indemnify Acquiring Fund in respect of certain liabilities of the Acquired Fund in form and substance satisfactory to Acquiring Fund.

11.	Closing

(a)	The Closing shall be held at the offices of the Funds, 1345
Avenue of the Americas, New York, New York 10105, or at such other time or place as the parties may agree.

(b)	In the event that at the Valuation Time (i) the NYSE shall
be closed to trading or trading thereon shall be restricted, or (ii) trading or the reporting of trading on said Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquired Fund or Acquiring Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored; provided that if trading shall not be fully resumed and reporting restored within three business days of the Valuation Time, this Acquisition Plan may be terminated by either the Acquired Fund or Acquiring Fund upon the giving of written notice to the other party.

(c)	Acquiring Fund will provide to the Acquired Fund
evidence satisfactory to the Acquired Fund that Acquisition
Shares issuable pursuant to the Acquisition have been credited to the Acquired Fund?s account on the books of Acquiring Fund. After the Closing Date, Acquiring Fund will provide to the Acquired Fund evidence satisfactory to the Acquired Fund that such Shares have been credited pro rata to open accounts in the names of the Acquired Fund
Stockholders.

(d)	At the Closing, each party shall deliver to the other such
bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and liquidation contemplated by the Acquisition Plan.

12.	Survival of Representations and Warranties

     No representations, warranties or covenants in or pursuant to this Acquisition Plan (including certificates of officers) hereto shall survive the completion of the transactions contemplated herein.

13.	Termination of Acquisition Plan

     A majority of either Fund?s Board of Directors may terminate this Acquisition Plan with respect to that Fund at any time before the applicable Effective Time if: (a) the Fund?s conditions precedent set forth in Sections 8, 9 or 10 as appropriate, are not satisfied; or (b) the Board of Directors determines that the consummation of the Acquisition is not in the best interests of the Fund or its Stockholders and gives notice of such termination to the other party.

14.	Governing Law

     This Acquisition Plan and the transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of New York, except to the extent preempted by federal law, without regard to conflicts of law principles.

15.	Brokerage Fees

     Each party represents and warrants that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for in this Acquisition Plan.

16.	Amendments

     The parties may, by agreement in writing authorized by their respective Board of Directors, amend this Acquisition Plan at any time before or after the Stockholders of the Acquired Fund approve the Acquisition. However, after Stockholders of the Acquired Fund approve the Acquisition, the parties may not amend this Acquisition
Plan in a manner that materially alters the obligations of the other party. This Section shall not preclude the parties from changing the Closing
Date or the Effective Time by mutual agreement.

17.	Waivers

     At any time prior to the Closing Date, either party may by written instrument signed by it (a) waive the effect of any inaccuracies in the representations and warranties made to it contained herein and
(b) waive compliance with any of the agreements, covenants or conditions made for its benefit contained herein. Any waiver shall apply only to the particular inaccuracy or requirement for compliance waived, and not any other or future inaccuracy or lack of compliance.

18.	Indemnification of Directors

     Acquiring Fund agrees that all rights to indemnification and all limitations of liability existing in favor of the Acquired Fund?s current and former Directors and officers, acting in their capacities as such, under the Acquired Fund?s Charter and Bylaws as in effect as of the date of this Acquisition Plan shall survive the Acquisition as obligations of Acquiring Fund and shall continue in full force and effect, without any amendment thereto, and shall constitute rights which may be asserted against Acquiring Fund, its successors or assigns.

19.	Cooperation and Further Assurances

     Each party will cooperate with the other in fulfilling its obligations under this Acquisition Plan and will provide such information and documentation as is reasonably requested by the other in carrying out this Acquisition Plan?s terms. Each party will provide such further assurances concerning the performance of its obligations hereunder and execute all documents for or in connection with the consummation of the Acquisition as, with respect to such assurances or documents, the other shall deem necessary or appropriate.

20.	Updating of N-14 Registration Statement

     If at any time prior to the Effective Time, a party becomes aware of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in the N-14 Registration Statement, the party discovering the item shall notify the other party and the parties shall cooperate in promptly preparing, filing and clearing with the SEC and, if appropriate, distributing to Stockholders appropriate disclosure with respect to the item.

21.	Limitation on Liabilities

     The obligations of the Acquired Fund and Acquiring Fund shall not bind any of the directors, Stockholders, nominees, officers, agents, employees or agents of the Acquired Fund or Acquiring Fund personally, but shall bind only the Acquired Fund or Acquiring Fund, as appropriate. The execution and delivery of this Acquisition Plan by an officer of either party shall not be deemed to have been made by the officer individually or to impose any liability on the officer personally, but shall bind only the Acquired Fund or Acquiring Fund, as appropriate.

22.	Termination of the Acquired Fund

     If the parties complete the Acquisition, the Acquired Fund shall terminate its registration under the 1940 Act and the 1933 Act and will terminate.

23.	Notices

     Any notice, report, statement, certificate or demand required or permitted by any provision of this Acquisition Plan shall be in writing and shall be given in person or by telecopy, certified mail or overnight express courier to:

     For the Acquired Fund:

     AllianceBernstein Emerging Market Debt
Fund, Inc.

     1345 Avenue of the Americas
     New York, New York 10105

     Attention: Secretary

     For Acquiring Fund:

     AllianceBernstein High Yield Fund, Inc.

     1345 Avenue of the Americas
     New York, New York 10105

     Attention: Secretary

24.	Expenses

     The Acquisition expenses shall be paid by each of the Acquired Fund and the Acquiring Fund on a relative net asset basis.

25.	General

     This Acquisition Plan supersedes all prior agreements between the parties with respect to the subject matter hereof and may be amended only in writing signed by both parties. The headings contained in this Acquisition Plan are for reference only and shall not affect in any way the meaning or interpretation of this Acquisition Plan. Whenever the context so requires, the use in this Acquisition Plan of the singular will be deemed to include the plural and vice versa.
Nothing in this Acquisition Plan, expressed or implied, confers upon any other person any rights or remedies under or by reason of this Acquisition Plan. Neither party may assign or transfer any right or obligation under this Acquisition Plan without the written consent of the other party.

     In Witness Whereof, the parties hereto have executed this Acquisition Plan as of the day and year first above written.










ALLIANCEBERNSTEIN EMERGING
MARKET DEBT FUND, INC.

Attest:










By:








Name:
Andrew L. Gangolf



Name:
 Marc O. Mayer







Title:
Assistant Secretary



Title:
 President















ALLIANCEBERNSTEIN HIGH YIELD
FUND, INC.

Attest:










By:








Name:
 Andrew L. Gangolf



Name:
 Marc O. Mayer







Title:
 Assistant Secretary



Title:
 President
















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